Exhibit 5.7

Consent of Qualified Person

June 10, 2024

Agnico Eagle Mines Limited
Alberta Securities Commission
Autorité des marchés financiers
British Columbia Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan
Financial and Consumer Services Commission, New Brunswick
Financial and Consumer Services Division, Prince Edward Island

The Manitoba Securities Commission
Nova Scotia Securities Commission
Office of the Superintendent of Securities Service, Newfoundland and Labrador
Office of the Superintendent of Securities, Northwest Territories

Office of the Superintendent of Securities, Nunavut
Office of the Yukon Superintendent of Securities
Ontario Securities Commission, as Principal Regulator

Agnico Eagle Mines Limited (the “Corporation”)

Reference is made to the (final) short form base shelf prospectus of the Corporation dated June 10, 2024 (as may be amended or supplemented from time to time in the future, the “Prospectus”).

I have been named as an author of the report titled “Detour Lake Operation, Ontario, Canada, NI 43-101 Technical Report” and amended and restated on October 19, 2021 referred to in the Prospectus (the “Technical Disclosure”).

I hereby consent to being named in the Prospectus and to the use, inclusion or incorporation by reference of, and reference to, the Technical Disclosure. I confirm that I have read the Prospectus and that I have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are (i) derived from the Technical Disclosure, or (ii) within my knowledge as a result of the services performed by me in connection with the Technical Disclosure.

Yours very truly,

(Signed) Jean-Francois Dupont
Name: Jean-Francois Dupont, P.Eng.